Exhibit 10.1

EXECUTION COPY

AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as of October 15, 2009. (the “Amendment Effective Date”)

GENERAL MOTORS OF CANADA LIMITED

(the “Borrower”)

- and -

EXPORT DEVELOPMENT CANADA

(the “Lender”)

- and -

1908 HOLDINGS LTD., PARKWOOD HOLDINGS LTD.,

GM OVERSEAS FUNDING, LLC

(collectively, the “Subsidiary Guarantors”)

RECITALS:

A.	The Lender and the Borrower and the other Loan Parties named therein entered into a Second Amended and Restated Loan Agreement dated as of July 10, 2009 (the “Loan Agreement”).

B.	General Motors Company (“GMC”), as the sole parent of the Borrower, guaranteed the obligations and liabilities of the Borrower under the Loan Agreement pursuant to a guaranty agreement dated as of July 10, 2009 (the “GMC Guaranty”).

C.	GMC, as borrower, entered into a Second Amended and Restated Secured Credit Agreement dated as of August 12, 2009, with The United States Department of the Treasury, as lender, and the guarantors party thereto (the “US Loan Agreement”).

D.	GMC will enter into the “Reorganization” to reorganize the corporate structure of GMC.

E.	As part of the Reorganization, it is contemplated that the following events will occur:

(a)	as of the date hereof, GMC will merge with GM Merger Subsidiary Inc. and continue as “General Motors Company” (“New GMC”) (the “Merger”);

(b)	on or about the Business Day immediately following the Merger, New GMC will convert into a Delaware limited liability company (the “Conversion”), and change its name to General Motors LLC (“GM LLC”);

(c)	on or about the Business Day immediately following the Conversion, GM LLC will assign all of its rights and obligations under the US Loan Agreement to General Motors Holdings LLC (“GM Holdings LLC”). GM Holdings LLC will assume all such rights and obligations pursuant to an assignment and assumption agreement (the date of such assignment and assumption being the “Assignment Date”), such that after such assignment and assumption, GM Holdings LLC will become the borrower under the US Loan Agreement;

(d)	on the Assignment Date, amendments to the Loan Agreement will take effect for the purposes of, among other things, effecting amendments made to the US Loan Agreement; and

(e)	on or about November 2, 2009, GM LLC will transfer its shares of the Borrower to GM Holdings LLC, such that after such transfer, the Borrower will become a wholly-owned subsidiary of GM Holdings LLC (the date of such transfer being the “Transfer Date”).

F.	The Borrower has requested the consent of the Lender in respect of the Reorganization, and the Lender has agreed to provide its consent herein.

G.	The Lender, the Borrower and the Subsidiary Guarantors have agreed to amend the Loan Agreement on the terms and the conditions contained herein.

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the parties hereto agree to amend the Loan Agreement as follows:

1.	Definitions

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Loan Agreement (including as amended hereby).

2.	Consent of the Lender

With effect as of the Amendment Effective Date:

(a)	the Lender consents to the Reorganization;

(b)	the parties hereby agree to amend Section 1.01 of the Loan Agreement by deleting the definition of “Change of Control”, “US Borrower” and “Wholly Owned Subsidiary” and replacing them with the following:

“Change of Control” shall mean (a) with respect to the US Borrower, (i) prior to the Reorganization, the acquisition by any other Person, or two or more other Persons acting in concert other than the Permitted Holders, the Lender, 7176384 Canada Inc., the VEBA or any of their Affiliates, of the direct or indirect beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of outstanding shares of voting stock of the US Borrower, if after giving effect to such acquisition such Person or Persons shall directly or indirectly, own 20% or more of such outstanding voting stock of US Borrower; and (ii) following the Reorganization, the acquisition by any Person, or two or more Persons acting in concert other than the Permitted Holders, the Lender, 7176384 Canada Inc., the Treasury, the VEBA or any of their Affiliates, of the direct or indirect beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of outstanding shares of voting stock of Holdco, if after giving effect to such acquisition such Person or Persons shall directly or indirectly, own 20% or more of such outstanding voting stock of Holdco; or (b) the Borrower ceasing to be a Wholly Owned Subsidiary of the US Borrower.”

“US Borrower” shall mean General Motors Company, a Delaware Corporation, as the same shall (i) merge with GM Merger Subsidiary Inc. and continue as General Motors Company, a Delaware Corporation and (ii) subsequently convert into a Delaware limited liability company and change its name to General Motors LLC, in each case as contemplated by the terms of the Reorganization.

“Wholly Owned Subsidiary” shall mean as to any Person, any other Person all of the Equity Interests of which (other than qualifying shares required by Applicable Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries”; and

(c)	the parties hereby agree that Section 1.01 of the Loan Agreement is amended by adding the following in alphabetical order:

“Holdco” shall mean General Motors Company, a Delaware corporation.

“Reorganization” shall mean the series of transactions to reorganize the corporate structure of General Motors Company and its subsidiaries commenced on or about October 15, 2009.”

3.	Amendments to Loan Agreement

(A)	The parties hereby agree to amend the Loan Agreement as follows with effect as of the Assignment Date:

(a)	(i) Section 1.01 of the Loan Agreement is amended by deleting the definition of “Additional First Lien Indebtedness” and replacing it with the following:

“Additional Secured Indebtedness” shall mean, as of any date of determination, the principal amount of secured Indebtedness (including that secured on a first-priority basis by the Collateral or the US Collateral or any portion of either thereof, but excluding (a) Indebtedness under the US Credit Agreement and the VEBA Note Facility and (b) Indebtedness described in clauses (a) through (m) (inclusive) and clause (p) of the definition of “Permitted Indebtedness”) of the Covered Group Members and Holdco in an aggregate amount in excess of US$6,000,000,000 (or in the case of amounts denominated in Canadian Dollars, the US Dollar Equivalent thereof) (including, without limitation, Structured Financing), provided that (i) on the date such Indebtedness is incurred, the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 after giving pro forma effect to the incurrence of such Indebtedness, (ii) a portion of the Net Cash Proceeds of such Indebtedness (other than revolving credit loans) are used to prepay the Loan in accordance with Section 2.07(a), (iii) the aggregate amount of commitments under revolving credit facilities, if any, together with any revolving credit facilities constituting Excluded Secured Indebtedness, shall not exceed US$4,000,000,000 (or in the case of amounts denominated in

Canadian Dollars, the US Dollar Equivalent thereof), (iv) with respect to any revolving credit facility, the amount of Indebtedness thereunder for the purpose of determining compliance with clauses (i) and (iii) of this definition shall equal the commitment thereunder and (v) if any Loan Party is an obligor or guarantor under such Indebtedness, the lenders party thereto (or an agent on behalf of such lenders) shall have executed and delivered an intercreditor agreement in form and substance reasonably satisfactory to the Lender.”

(ii)	Each reference to “Additional First Lien Indebtedness” throughout the Loan Agreement is deleted and replaced with “Additional Secured Indebtedness”.

(b)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “COCA” and replacing it with the following:

“COCA” shall mean the Canadian Operational Continuation Agreement dated as of July 10, 2009 among the Borrower, General Motors Company, Her Majesty the Queen in Right of Canada and Her Majesty the Queen in Right of the Province of Ontario, to be amended and restated by an Amended and Restated Canadian Operational Continuation Agreement dated on or about November 2, 2009 among the Borrower, the US Borrower, General Motors LLC (formerly General Motors Company), Her Majesty the Queen in Right of Canada and Her Majesty the Queen in Right of the Province of Ontario.

(c)	Section 1.01 of the Loan Agreement is amended by inserting at the end of the definition of “Consolidated Leverage Ratio” the following sentence:

“Solely for the purposes of the definitions of “Additional Secured Indebtedness”, “Excluded Secured Indebtedness”, and “Permitted Unsecured Indebtedness”, the Consolidated Leverage Ratio shall be calculated with reference to Holdco together with the US Borrower and its Subsidiaries.”

(d)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “EBITDA” and replacing it with the following:

“EBITDA” shall mean for any period, Net Income plus, to the extent deducted in determining Net Income, the sum of: (a) Interest Expense, amortization or write off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, plus (b) tax expense (including Permitted Tax Distributions), plus (c) depreciation, plus (d) amortization, write offs, write downs, asset revaluations and other non-cash charges, losses and expenses, plus (e) impairment of intangibles, including goodwill, plus (f) extraordinary expenses or losses (as determined in accordance with GAAP) including an amount equal to any extraordinary loss, plus (g) any net loss realized by the US Borrower or any of its Subsidiaries in connection with any Disposition or the extinguishment of Indebtedness, plus (h) special charges (including restructuring costs), plus (i) losses (but minus gains) due solely to the fluctuations in currency values or the mark-to-market impact of commodities derivatives, in each case in accordance with GAAP, plus (j) losses attributable to discontinued operations, plus (k) losses (but minus gains) attributable to the cumulative effect of a change in accounting principles, plus (1) non-recurring costs, charges and expenses during such period, plus (m) the amount of fees associated with advisory, consulting or other professional work done for equity offerings, minus (n) to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP), together with any related provision for taxes on such extraordinary gain, all calculated without duplication for the US Borrower and its Subsidiaries on a consolidated basis for such period. For purposes of this Loan Agreement, EBITDA shall (to the extent required to comply with Regulation S-X promulgated under the Securities Act) be adjusted on a pro forma basis to include, as of the first day of any applicable period, any acquisition and any Disposition contemplated by the Business Plan to be consummated during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition and any Disposition consummated during such period and any Pro Forma Cost Savings attributable thereto, each calculated on a basis consistent with GAAP or as otherwise approved by the Lender in its sole discretion.”

(e)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “EDC’s Percentage” and replacing it with the following:

“EDC’s Percentage” shall mean, on any date of determination, (i) in the event that EDC is the sole Lender party to this Loan Agreement, 100%, and (ii) in the event that there is more than one Lender party to this Loan Agreement, a percentage equal to (x) the aggregate outstanding principal amount of the Loan held by EDC on such date divided by (y) the aggregate outstanding principal amount of the Loan held by all Lender parties to this Loan Agreement on such date.”

(f)	(i) Section 1.01 of the Loan Agreement is amended by deleting the definition of “Excluded First Lien Indebtedness” and replacing it with the following:

“Excluded Secured Indebtedness” shall mean secured Indebtedness (including that secured on a first priority basis by the Collateral or the US Collateral or any portion of either of the foregoing, but excluding (a) Indebtedness under the US Credit Agreement and the VEBA Note Facility, and (b) Indebtedness described in clauses (a) through (m) (inclusive) and clause (p) of the definition of “Permitted Indebtedness”) of the Covered Group Members and Holdco in an aggregate amount not exceeding US$6,000,000,000 (or in the case of amounts denominated in Canadian Dollars, the US Dollar Equivalent thereof) comprised of term loan and/or revolving credit loan facilities (including without limitation Structured Financing), provided that, (i) the aggregate amount of commitments under the revolving credit facilities, if any, together with any revolving credit facilities constituting Additional Secured Indebtedness, shall not exceed US$4,000,000,000 (or in the case of amounts denominated in Canadian Dollars, the US Dollar Equivalent thereof), (ii) with respect to any revolving credit facility, the amount of Indebtedness thereunder for the purpose of determining compliance with clause (i) of this definition shall equal the commitment thereunder and (iii) if any Loan Party is an obligor or guarantor under such Indebtedness, the lenders party thereto (or an agent on behalf of such lenders) shall have executed and delivered an intercreditor agreement in form and substance reasonably satisfactory to the Lender, which may be an amendment, restatement, modification or supplement to the intercreditor agreement.

(ii)	Each reference to “Excluded First Lien Indebtedness” throughout the Loan Agreement is deleted and replaced with “Excluded Secured Indebtedness”.

(g)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Guarantee Agreement” and replacing it with the following:

“Guarantee Agreement” shall mean collectively, (a) that certain Guaranty Agreement by the US Borrower in favour of the Lender, dated on or about the Amendment Effective Date, guaranteeing the Obligations of the Borrower, (b) that certain Guarantee Agreement by each Subsidiary Guarantor in favour of the Lender, dated as of the Original Agreement Effective Date, guaranteeing the Obligations of the Borrower, (c) that certain Guarantee Agreement dated as of the Effective Date by General Motors LLC (formerly General Motors Company) in favour of the Lender, as amended by an Amendment to Guaranty Agreement dated on or about the Amendment Effective Date, guaranteeing the Obligations of the Borrower, (d) any Guarantee Agreement, by, in the event there is a US Parent Guarantor, such US Parent Guarantor in favour of the Lender, guaranteeing on an unsecured basis the Obligations of the Borrower and (e) any Guarantee Agreement, by, in the event there is a Replacement Guarantor, such Replacement Guarantor in favour of the Lender, guaranteeing the Obligations of the Borrower.”

(h)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Guarantors” and replacing it with the following:

“Guarantors” shall mean collectively (i) the US Borrower, (ii) the Subsidiary Guarantors, (iii) GMLLC, (iv) the US Parent Guarantor, if any, or the Replacement Guarantor in respect of any of the foregoing, if applicable.”

(i)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Net Cash Proceeds” and replacing it with the following:

“Net Cash Proceeds” shall mean with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loan) secured by such asset or otherwise subject to mandatory prepayment or lease obligations, as applicable, as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including under any tax sharing arrangements or as Permitted Tax Distributions) and, with respect to amounts that will be expatriated as a result of any event attributable to a Foreign Subsidiary, the amount of any taxes (including Permitted Tax Distributions) that will be payable by any applicable Group Member as a result of the expatriation, and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).”

(j)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Permitted Indebtedness” and replacing it with the following:

“Permitted Indebtedness” shall mean:

(a) Indebtedness created under any Loan Document;

(b) purchase money Indebtedness for real property, improvements thereto or equipment or personal property hereafter acquired (or, in the case of improvements, constructed) by, or Capital Lease Obligations of the Borrower or the Subsidiary Guarantors provided that, the aggregate principal balance of such Indebtedness shall not exceed CDN$400,000,000 at any one time outstanding;

(c) trade payables, if any, in the ordinary course of its business;

(d) Indebtedness existing on the Effective Date;

(e) intercompany Indebtedness of (i) North American Group Members and (ii) Subsidiary Guarantors, in each case, in the ordinary course of business; provided that the right to receive any repayment of such Indebtedness from any Loan Party or any Structured Financing Subsidiary of the Borrower that is a Domestic Subsidiary (other than any scheduled payments so long as no Event of Default has occurred and is continuing) shall be subordinated to the Lender’s rights to receive repayment of the Obligations;

(f) Indebtedness existing at the time any Person merges with or into or becomes a Covered Group Member and not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Covered Group Member; provided that any such merger shall comply with Section 8.01;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Indebtedness, including letters of credit, bankers’ acceptances and similar instruments issued in the ordinary course of business, in respect of the financing of insurance premiums, customs, stay, performance, bid, surety or appeal bonds and similar obligations, completion guaranties, “take or pay” obligations in supply agreements, reimbursement obligations regarding workers’ compensation claims, indemnification, adjustment of purchase price and similar obligations incurred in connection with the acquisition or disposition of any business or assets, and sales contracts, coverage of long-term counterparty risk in respect of insurance companies, purchasing and supply agreements, rental deposits, judicial appeals and service contracts;

(i) Indebtedness incurred in the ordinary course of business in connection with cash management and deposit accounts and operations, netting services, employee credit card programs and similar arrangements and Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness (other than employee credit card programs and similar arrangements) is extinguished within five Business Days of its incurrence;

(j) any guarantee of any Indebtedness described in any clause of this definition;

(k) any extensions, renewals, exchanges or replacements of Indebtedness of the kind in clauses (a), (d), (f), (h), (l), (m), (n), (o) and (q) of this definition to the extent (i) the principal amount of or commitment for such Indebtedness is not increased (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable fees and expenses incurred in connection with such extension, renewals or replacement), (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased and (iii) such Indebtedness, if subordinated in right of payment to the Lender of the Indebtedness under this Loan Agreement, remains so subordinated on terms no less favourable to the Lender, and (iv) solely with respect to Indebtedness of the kind described in clause (n) for which an intercreditor agreement was required pursuant to this Agreement, the Borrower delivers to the Lender an intercreditor agreement in form and substance substantially similar to the then-existing intercreditor agreement relating to such Indebtedness (or, to the extent such intercreditor agreement is not substantially similar to such existing intercreditor agreement, subject to the Lender’s reasonable approval of any differences that are less favourable to the Lender than in such existing intercreditor agreement);

(l) any Sale/Leaseback Transaction; provided that, if on the date such Indebtedness is incurred, the Consolidated Leverage Ratio is greater than or equal to 3.00 to 1.00 after giving pro forma effect to such Indebtedness, an amount equal to the Applicable Net Cash Proceeds of the Attributable Obligations under such Sale/Leaseback Transaction shall be applied as a prepayment of the Loan in accordance with Section 2.07(a);

(m) Indebtedness under the Supplier Receivables Facility;

(n) Excluded Secured Indebtedness and Additional Secured Indebtedness;

(o) Permitted Unsecured Indebtedness;

(p) any transactions undertaken by the Borrower or any Guarantor with 1908 Holdings, Parkwood Holdings Ltd. or GM Overseas Funding LLC in the ordinary course of business, consistent with past practice (or, in the case of the US Borrower, consistent with past practice of the GM Oldco Parties, as such term is defined in the US Credit Agreement); and

(q) Indebtedness incurred in connection with the obligations of the Borrower to the Independent Canadian Health Care Trust in accordance with and as contemplated by the Framework of Principles Governing the Conception, Goals and Operation of an Independent Canadian Health Care Trust dated May 21, 2009 and the GMCL-CAW HCT Term Sheet dated June 26, 2009.”

(k)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Permitted Unsecured Indebtedness” and replacing it with the following:

“Permitted Unsecured Indebtedness” shall mean unsecured Indebtedness of the Covered Group Members and Holdco other than unsecured Indebtedness described in clauses (a) through (m) (inclusive) and clauses (p) and (q) of the definition of “Permitted Indebtedness”, provided that, (i) in the event that such unsecured Indebtedness, when aggregated with all other Permitted Unsecured Indebtedness of the Covered Group Members and Holdco then outstanding or to be issued or incurred simultaneously with such unsecured Indebtedness, exceeds US$1,000,000,000, then on the date such Indebtedness is incurred, the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 after giving pro forma effect to the incurrence of such Indebtedness, (ii) with respect to any revolving credit facility, the amount of Indebtedness for the purpose of determining compliance with clause (i) of this definition shall equal the related commitment thereunder and (iii) a portion of the Net Cash Proceeds of such Indebtedness (other than revolving credit loans) are used to prepay the Loans in accordance with Section 2.07.”

(l)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Restricted Cash” and replacing it with the following:

“Restricted Cash” shall mean cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries (i) that is subject to a Lien other than (x) cash and Cash Equivalents subject to the Liens created pursuant to the Loan Documents (y) ordinary course set-off rights of depository banks for charges and fees related to amounts held therewith and (z) Liens for the benefit of any Loan Party arising under intercompany transactions, or (ii) the use of which is otherwise restricted pursuant to any Requirement of Law or Contractual Obligation (other than the Loan Documents except to the extent specified above). Notwithstanding the foregoing, none of the cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries deposited with a trustee of any short-term or long-term voluntary employee’s beneficiary association which the Borrower or relevant Subsidiary may access on an unrestricted basis for use in its business shall constitute Restricted Cash.”

(m)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “Sale/Leaseback Transaction” and replacing it with the following:

“Sale/Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by any Covered Group Member or Financing Subsidiary of real or personal property that has been or is to be sold or transferred by the applicable Group Member to such Person, including any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the applicable Group Member.”

(n)	Section 1.01 of the Loan Agreement is amended by deleting the definition of “US Borrower” and replacing it with the following:

“US Borrower” shall mean General Motors Holdings LLC or the US Replacement Borrower, if applicable, which is the direct or indirect parent of the Borrower.”

(o)	Section 1.01 of the Loan Agreement is amended by adding the following in alphabetical order:

“Borrower” shall mean General Motors of Canada Limited, a Canada corporation, or the Replacement Borrower if applicable, and their permitted successors and assigns.

“Covered Group Members” shall have the meaning set forth in the US Credit Agreement.”

“Excluded Subsidiary Expiration Date” shall have the meaning set forth in the US Credit Agreement.”

“GMLLC” shall mean General Motors LLC, a Delaware limited liability company (successor-by-conversion to, and formerly known as General Motors Company, a Delaware corporation).”

“Holdco” shall mean General Motors Company, a Delaware corporation formerly known as General Motors Holding Company, or US Replacement Holdco, if applicable.”

“Non-Canadian Subsidiary” shall mean any Subsidiary of a Loan Party that is not a Canadian Subsidiary.”

“Non-U.S. Subsidiary” shall have the meaning set forth in the US Credit Agreement.”

“Outstanding Amount” shall mean as of any date of determination (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by any Covered Group Member as its net termination liability thereunder calculated in accordance with the US Borrower’s customary accounting procedures, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by the relevant Covered Group Member and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.”

“Permitted Tax Distributions” shall mean distributions by the US Borrower to the parent of the US Borrower to permit such Person to (i) pay any franchise taxes and other fees, taxes and expenses required to maintain such Person’s corporate existence and (ii) pay any taxes that are attributable to the income, business or operations of the US Borrower or any Subsidiaries or the US Borrower.”

“Replacement Borrower” shall have the meaning set forth in Section 8.01;

“Replacement Guarantor” shall have the meaning set forth in Section 8.01;

“US Replacement Borrower” shall mean “Replacement Borrower”, as the term is defined in the US Credit Agreement.”

“US Replacement Holdco” shall mean “Replacement Holdco”, as the term is defined in the US Credit Agreement.”

(p)	Section 2.07(a) of the Loan Agreement is deleted and replaced with the following:

“(a) The Borrower shall be obliged to make the following prepayments of the Loan (each a “Mandatory Prepayment”):

(i) If any Additional Secured Indebtedness, or Permitted Unsecured Indebtedness is incurred by any Covered Group Member, then promptly upon the receipt of any Net Cash Proceeds from such incurrence (and in any case not more than twenty (20) Business Days thereafter), the Loans shall be prepaid by an amount equal to the Applicable Net Cash Proceeds of such incurrence, as set forth in Section 2.07(c). If any amount in respect of Attributable Obligations under a Sale/Leaseback Transaction is required to be applied as a prepayment of the Loans pursuant to clause (1) of the definition of “Permitted Indebtedness,” then promptly upon the receipt of any Net Cash Proceeds from such Sale/Leaseback Transaction (and in any case not more than twenty Business Days thereafter), the Loans shall be prepaid by an amount equal to the Applicable Net Cash Proceeds of such Sale/Leaseback Transaction, as set forth in Section 2.07(c). With respect to any such Indebtedness incurred by an applicable non-US Subsidiary, the aggregate amount of the Applicable Net Cash Proceeds thereof required to be applied pursuant to Section 2.07(c) to the prepayment of the Loan shall be subject to reduction to the extent that expatriation of such Applicable Net Cash Proceeds (i) would result in material adverse tax or legal consequences (including, without limitation, violation of Contractual Obligations), (ii) would be reasonably likely to result in adverse personal liability of any director of such non-US Subsidiary, or (iii) would result in the insolvency of such non-US Subsidiary. The provisions of this Section 2.07(a)(i) do not constitute a consent to the incurrence of any Indebtedness by any Group Member to which consent is otherwise required under this Loan Agreement or the other Loan Documents. Notwithstanding the foregoing, no prepayment shall be required under this Section 2.07 (a)(i) if (A) the aggregate principal amount of Indebtedness and any Attributable Obligations incurred by the applicable Covered Group Member on the date of incurrence does not exceed US$5,000,000, or (B) the Indebtedness was incurred or issued by a Foreign Subsidiary, General Motors China, Inc. or GM APO Holdings LLC solely for the purpose of funding operations outside the United States and Canada.

(ii) If on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale, Recovery Event or Extraordinary Receipt, then unless a Reinvestment Notice shall be delivered in respect of any Asset Sale or Recovery Event, promptly upon receipt of such Net Cash Proceeds (and in any case not more than twenty (20) Business Days thereafter), the Loan shall be prepaid by an amount equal to the Net Cash Proceeds of such Asset Sale, Recovery Event or Extraordinary Receipt, as applicable, as set forth in Section 2.07(c); provided that, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.07(c). With respect to any Net Cash Proceeds realized or received by an applicable Non-Canadian Subsidiary in connection with any Asset Sale, Recovery Event or Extraordinary Receipt, the aggregate amount of Net Cash Proceeds thereof required to be applied pursuant to this Section 2.07(a)(i) to the prepayment of the Loan shall be subject to reduction to the extent that expatriation of such Net Cash Proceeds (i) would result in material adverse tax or legal consequences (including, without limitation, violation of Contractual Obligations), (ii) would be reasonably likely to result in adverse personal liability of any director of any applicable Group Member, or (iii) would result in the insolvency of the applicable Non-Canadian Subsidiary. The provisions of this Section 2.07(a)(ii) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.12.”

(q)	Section 6.10 of the Loan Agreement is deleted and replaced with the following:

“Location of Books and Records. The location where each Loan Party keeps its books and records including all Records relating to its business operations and the Collateral are located in the locations set forth in Schedule 6.10 or at such other locations as to which the Borrower shall have notified the Lender in writing from time to time pursuant to the Loan Documents.”

(r)	Section 6.11 of the Loan Agreement is deleted and replaced with the following:

“True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or the Subsidiary Guarantor, as the case may be, to the Lender or its agents or representatives (including the information with respect to the Borrower’s Subsidiaries or the Borrower’s ability to provide a pledge of its Equity Interest in the Subsidiary Guarantors and General Motors Products Services, Inc. or the Borrower’s and the Subsidiary Guarantors’ ability to provide security over their respective assets), in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, it being understood that in the case of projections, such projections are based on reasonable estimates, on the date as of which such information is stated or certified. All information furnished after the date hereof by or on behalf of any Loan Party to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, when taken as a whole, is and will be (as applicable) true, complete and accurate in every material respect, or {in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower or a Subsidiary Guarantor, as the case may be, that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.”

(s)	Section 6.20 of the Loan Agreement is deleted and replaced with the following:

“Labour Pending Matters. (a) There are no strikes against the Borrower or any Subsidiary Guarantor pending or, to the knowledge of the Borrower or any Subsidiary Guarantor, threatened; (b) hours worked by and payment made to employees of the Borrower and any Subsidiary Guarantor have not been in violation of applicable employment standards or labour relations legislation or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any Subsidiary Guarantor on account of employee health and welfare benefits, or health or welfare benefits to any former employees of the Borrower or any Subsidiary Guarantor or for which the Borrower or any Subsidiary Guarantor has any liability or obligation have been paid or accrued as a liability on the books of such Borrower or Subsidiary Guarantor in accordance with GAAP (as applicable), except, in the case of each of the foregoing clauses (a), (b) and (c), where such strike or such failure to comply or to make or accrue such payments could not reasonably be expected to have a Material Adverse Effect.”

(t)	Sections 6.21(a) and 6.21(b) of the Loan Agreement are deleted and replaced with the following:

“(a) No Loan Party has assigned, pledged, conveyed, or encumbered any Collateral to any other Person (other than Permitted Liens) and immediately prior to the pledge of any such Collateral, the relevant Loan Party was the sole owner of such Collateral and had good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), and no Person has any Lien (other than Permitted Liens) on any Collateral. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral which has been signed by any Loan Party, or which any Loan Party has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been filed by or on behalf of any Loan Party in favour of the Lender pursuant to the Loan Documents or in respect of applicable Permitted Liens.

(b) The provisions of the Loan Documents are effective to create in favour of the Lender a valid security interest in all right, title, and interest of each Loan Party, as the case may be, in, to and under the Collateral, subject only to Permitted Liens.”

(u)	Section 6.23(b) of the Loan Agreement is deleted and replaced with the following:

“(b) Each JV Agreement (i) is in full force and effect and is binding upon and enforceable against each party thereto, (ii) has not been otherwise amended or modified, except as set forth on Schedule 6.23, and (iii) is not in default and no event has occurred that, with the passage of time and/or the giving of notice, or both, would constitute a default thereunder, except, in the case of each of clauses (i) through (iii) above (inclusive), to the extent any such failure would not reasonably be expected to have a Material Adverse Effect.

(v)	Sections 7.01(b) and 7.01(c) of the Loan Agreement are deleted and replaced with the following:

“(b) (i) as soon as available, but in any event not later than 45 days after the end of the third fiscal quarter of the US Borrower’s fiscal year 2009, the unaudited Consolidated balance sheet of GMLLC and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of GMLLC as being fairly stated in all material respects (subject to the absence of footnotes and to normal year-end audit adjustments); and

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdco, commencing with the first quarterly period of Holdco’s 2010 fiscal year, the unaudited Consolidated balance sheet of Holdco and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Holdco as being fairly stated in all material respects (subject to the absence of footnotes and to normal year-end audit adjustments);

(c) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdco and GMLLC, a copy of the audited Consolidated balance sheet of Holdco, GMLLC and their Consolidated Subsidiaries as at the end of such year and the related audited Consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

all such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that with respect to GMLLC’s quarterly financial statements to be provided for the third fiscal quarter of 2009, such financial statements shall be provided on a modified basis within the time frame set forth in clause (ii) above, with GAAP-compliant versions of such financial statements to be provided at the same time as the audited financial statements for fiscal year 2009 described in Section 7.01(b)(i);”

(w)	Section 7.01(g) of the Loan Agreement is deleted and replaced with the following:

“promptly upon their becoming available, (i) copies of such other financial statements and reports, if any, as the US Borrower and/or the Borrower may be required to publicly file with the Securities and Exchange Commission, the Ontario Securities Commission or any similar or corresponding governmental commission, department or agency substituted therefor, and (ii) such material financial statements and material reports, if any, as the US Borrower and/or the Borrower may be required to publicly file with any similar or corresponding non-US or non-Canadian governmental commission, department, board, bureau, or agency, federal, provincial or state;”

(x)	Section 7.01(h) of the Loan Agreement is deleted and replaced with the following:

“To the extent that Holdco prepares quarterly or annual reports as to the Consolidated balance sheet of Holdco and its Consolidated Subsidiaries as at the end of the related quarter or fiscal year (as the case may be) and the related Consolidated statements of income and of cash flows for such quarter or fiscal year (as applicable) that set forth in comparison form the figures as of the end of and for the corresponding period in the previous fiscal year (such figures for the year ending December 31, 2009 adjusted to reflect the Related Transactions), the Borrower shall promptly furnish copies of such reports to the Lender; and”

(y)	Section 7.02(m) of the Loan Agreement is deleted and replaced with the following:

“13-Week Forecast. A copy of any status report delivered by the US Borrower to the Treasury, concurrently with delivery thereof to the Treasury, together with any accompanying schedule delivered concurrently therewith;”

(z)	Section 7.14(b) of the Loan Agreement is deleted and replaced with the following:

“During the Relevant Period, within 15 days after the conclusion of each fiscal quarter beginning with the fiscal quarter ended September 30, 2009, the Borrower shall cause (i) its principal executive officer and principal financial officer (or, in each case, a Person acting in a similar capacity) and (ii) the compensation committee of the Borrower or the US Borrower, as applicable, to provide the certifications to the Lender required by the rules set forth in 31 C.F.R. Part 30 (to the extent that a certificate delivered under the US Credit Agreement covers the Borrower and its Subsidiaries, delivery of such certificate to the Lender concurrently with delivery to the Treasury will satisfy the foregoing requirement). During the Relevant Period, the Borrower shall preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three years following the Maturity Date.”

(aa)	The Loan Agreement is amended by adding the following:

“7.28 Notice of Investments.

The Borrower shall provide the Lender with ten (10) Business Days prior written notice of any Investment or series of related Investments by the Borrower or any Subsidiary Guarantor in any Person other than a U.S. or Canadian Person exceeding US$100,000,000.”

(bb)	Section 8.01 of the Loan Agreement is deleted and replaced with the following:

“Prohibition of Fundamental Changes. Neither the Borrower nor any Subsidiary Guarantor shall, at any time, directly or indirectly, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or Dispose of all or substantially all of its Property without the Lender’s prior consent, provided that, any Loan Party may merge with, consolidate with, amalgamate with, or Dispose of all or substantially all of its Property (and thereafter wind up or dissolve itself) to: (a) another Loan Party, or (b) any other Person pursuant to the Transaction Documents, subject to the following conditions: (i) such action does not result in the material diminishment of the Collateral, taken as a whole, (ii) in the case of any such Disposition by a Loan Party, the Net Cash Proceeds thereof are applied in accordance with Section 2.07, and (iii) (A) in the case of a merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving entity or, in the event that the Borrower is not the continuing or surviving entity, or in the case of a Disposition of all or substantially all of the Borrower’s Property to any other Person, (1) the continuing, surviving or acquiring entity (any of the foregoing, in the case of the Borrower, the “Replacement Borrower”) expressly assumes the obligations of the Borrower under the Loan Documents, (2) the Replacement Borrower is organized under the laws of a State in the United States, Canada or any province thereof, (3) the Replacement Borrower shall have delivered to the Lender such assumption and joinder agreements and related documents and instruments, due diligence information, lien searches, consents, certificates, organizational documents and resolutions, legal opinions and waivers as the Lender may reasonably request, each in form and substance satisfactory to the Lender in its sole discretion, and (B) in the case of a merger, consolidation or amalgamation with or into any Guarantor, such Guarantor shall be the continuing or surviving entity or, in the event that such Guarantor is not the continuing or surviving entity, (1) the continuing or surviving entity (a “Replacement Guarantor”) expressly assumes the obligations of such Guarantor under the Loan Documents or promptly after the consummation of such transaction, the Replacement Guarantor shall become a Guarantor, (2) the Replacement Guarantor is organized under the laws of a State in the United States, Canada or any province thereof, (3) the Replacement Guarantor shall have delivered to the Lender such assumption and joinder agreements and related documents and instruments, due diligence information, lien searches, consents, certificates, organizational documents and resolutions, legal opinions and waivers as the Lender may reasonably request, each in form and substance satisfactory to the Lender in its sole discretion, and (C) any Guarantor may otherwise merge, consolidate, amalgamate into or divest of all or substantially all of its Property only to another Loan Party or Guarantor.”

(cc)	Section 8.18 of the Loan Agreement is deleted and replaced with the following:

“Negative Pledge. No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or permit to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure the Obligations other than such prohibitions or limitations pursuant to (i) this Loan Agreement, (ii) the other Loan Documents, (iii) agreements governing Permitted Liens (other than Additional Secured Indebtedness and Excluded Secured Indebtedness, and (iv) the Existing Agreements.”

(dd)	Section 8.19(c)(i) of the Loan Agreement is deleted and replaced with the following:

“(i) any restrictions existing under the Loan Documents, the VEBA Note Facility and, solely with respect to Holdco and the US Borrower and their respective Subsidiaries (as applicable), the US Credit Agreement,”

(ee)	Section 10.01(n) of the Loan Agreement is deleted and replaced with the following:

“(n) any Covered Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation but excluding the Loan, the US Credit Agreement and the VEBA Note Facility) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness

(including a breach of the vitality commitment under the US Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (n) shall have occurred and be continuing with respect to any such Indebtedness, the aggregate Outstanding Amount thereof of which exceeds in the aggregate US$100,000,000; or”

(ff)	Section 10.01(dd) of the Loan Agreement is deleted and replaced with the following:

“(dd) the US Borrower shall (i) default in making any principal of any Indebtedness under the VEBA Note Facility on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the VEBA Note Facility; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent of behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or”

(B)	The parties hereby agree to amend the Loan Agreement as follows with effect as of the Transfer Date:

Section 1.01 of the Loan Agreement is amended by deleting the definition “Equity Pledge Agreement” and replacing it with the following:

“Equity Pledge Agreement” shall mean, collectively, (a) those certain pledge agreements, dated as of the date on which the US Borrower becomes the shareholder of the Borrower, made by the US Borrower in favour of the Lender, and (b) those certain pledge agreements, dated as of the Original Agreement Effective Date, made by the Borrower in favour of the Lender, acknowledged by each of the applicable Pledged Entities listed therein.”

4.	Confirmation of Guarantee

Each of the Subsidiary Guarantors hereby irrevocably acknowledges, ratifies and confirms the Existing Guarantees to the Lender and individually agrees that the Existing Guarantees are and shall continue to be effective, valid, binding and enforceable against such Subsidiary Guarantor in accordance with their terms and conditions as a continuing guarantee for all the Obligations of the Borrower under the Loan Agreement, as amended.

5.	Entire Agreement

The parties confirm and ratify the Loan Agreement as amended hereby and acknowledge that, except as expressly amended, modified and supplemented hereby, the provisions of the Loan Agreement are and shall remain in full force and effect.

6.	Further Assurances

The parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

7.	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, as the same may from time to time be in effect.

8.	Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.	Counterparts and Facsimile

This Agreement may be executed by facsimile transmission and in counterparts and if so executed, such counterparts taken together shall be considered an original agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF the parties hereto have duly executed this Amending Agreement as of the date set out above.

GENERAL MOTORS OF CANADA LIMITED

By:	/s/ Neil Macdonald
	Name:	Neil Macdonald
	Title:	Vice President

I have authority to bind the Corporation.

SIGNATURE PAGE TO AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date set out above.

EXPORT DEVELOPMENT CANADA

By:	/s/ Geoff Bleich
	Name:	Geoff Bleich
	Title:	Senior Asset Manager

By:	/s/ David Stevenson
	Name:	David Stevenson
	Title:	Loan Portfolio Manager

I have authority to bind the Corporation.

SIGNATURE PAGE TO AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

1908 HOLDINGS LTD.

By:
Name:
Title:

I have authority to bind the Corporation.

SIGNATURE PAGE TO AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

PARKWOOD HOLDINGS LTD.

By:
Name:
Title:

I have authority to bind the Corporation.

SIGNATURE PAGE TO AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

GM OVERSEAS FUNDING, LLC

By:	/s/ Adil Mistry
Name:	Adil Mistry
Title:	Vice President

I have authority to bind the Corporation.

SIGNATURE PAGE TO AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT